Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple REIT Eight, Inc.

We consent to the use of our report dated March 24, 2008, with respect to the combined balance sheets of True North Hotels Portfolio as of December 31, 2007 and 2006, and the related combined statements of income, members’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration statement on Form S-11 (No. 333-140548) of Apple REIT Eight, Inc. and related Prospectus.

/s/ KPMG LLP

Richmond, Virginia

March 27, 2008